NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2008 RESULTS; REVIEW OF STRATEGIES AND OUTLOOK FOR FISCAL 2009

MARYVILLE, TN – July 9, 2008 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.27 on net income of $13.9 million for the Company’s fourth quarter of fiscal 2008, which ended on June 3, 2008. This compares to diluted earnings per share of $0.46 on net income of $24.7 million for the fourth quarter of the prior year. The diluted earnings per share impact of costs associated with the Company’s remodel initiative in the fourth quarter of fiscal 2008 was $0.02 compared with $0.01 in the year earlier quarter.

For the fiscal year ended June 3, 2008, the Company reported diluted earnings per share of $0.51 on net income of $26.4 million as compared to $1.59 on net income of $91.7 million for fiscal 2007. For all of 2008, the diluted per share impact of costs associated with the Company’s remodel initiative was $0.19 per share.

Quarterly Highlights

Same-restaurant sales for the fourth quarter decreased 10.3% and 7.2% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, compared to a decline of 3.9% and 2.1%, respectively, in the fourth quarter of the prior year.

Sandy Beall, Founder and CEO, commented on the fiscal year results, saying, “While we are clearly disappointed in our financial results for the year, we are encouraged by our operating trends. Our average guest check and restaurant operating margins in the fourth quarter showed steady improvement and indicate that we are managing our food and labor costs and other aspects of our business more effectively in this difficult operating environment. We just completed our repositioning and remodeling program early in the fourth quarter, and in less than 12 months completely transformed more than 650 Company-owned Ruby Tuesday’s to a

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look that is more relevant to today’s guests and clearly differentiates Ruby Tuesday from other bar-grill competitors.

“Our four key strategies of uncompromising freshness and quality, gracious hospitality, a fresh new look for our restaurants, and compelling value are all in place. We believe these brand strategies are clearly working as our guests tell us that they like what we have done and we are executing in the restaurant at a higher level than ever before. This is evidenced by our Guest Satisfaction Scores, which are at record levels in virtually every category. In addition we are seeing some sales and traffic momentum with May improving to approximately down 9% with no price increase.

“Our team talent is stronger and more stable than it has ever been in the history of our Company at both the hourly and management levels, and turnover is at a near record low. Our teams believe in our quality positioning and are proud to be a part of it. Our focus for the coming year is to continue to run great restaurants, get more sales from our existing restaurants, increase profitability at the restaurant level, decrease expenses outside the restaurants, and maximize free cash flow to pay down debt, which should strengthen our balance sheet. Once these goals are achieved, we will turn our focus to prudent growth and returning excess capital to our shareholders.”

Fourth quarter fiscal 2008 same-restaurant sales:

	March	April	May	Fourth Quarter
Company-Owned	-10.2%	-11.6%	-9.2%	-10.3%
Domestic Franchise	- 8.0%	- 7.8%	- 5.5%	- 7.2%

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Other highlights for the 13-week fourth quarter:

•	Total revenue decreased 4.3% from the same period of the prior year.
•	The average check for the quarter was up $0.02 versus prior year, exceeding our goal of a flat average check by year-end.
•	The Company opened three new Ruby Tuesday restaurants while three were closed during the quarter.
•	Domestic and international franchisees opened five new Ruby Tuesday restaurants during the quarter and two were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $100,167,000 and $117,971,000 for the fourth quarter of fiscal 2008 and 2007, respectively. Fiscal 2008 sales at franchise restaurants were reduced due to the acquisitions of our West Palm Beach and Michigan franchisees earlier in fiscal 2008 and the lower same-restaurant sales.

•	Total capital expenditures, excluding those related to our remodel initiative, were $7.2 million for the quarter.
•	Capital expenditures related to the Company’s remodel initiative were $5.8 million for the quarter.
•	The Company had 52.8 million shares of common stock outstanding at the end of the quarter.
•	As noted in our May 22, 2008 Form 8-K filing with the SEC, we obtained amendments to our credit facilities which modified our debt covenants and leverage ratios going forward.

Fiscal Year 2008 Highlights

•	Total revenue decreased 3.5% from the prior year.
•	The average check was up $0.02 for the year.
•	Same-restaurant sales for the fiscal year decreased 9.8% and 7.6% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively.
•	The Company opened eighteen new Ruby Tuesday restaurants, acquired thirty-six restaurants from franchisees and closed thirteen restaurants.

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•	Domestic and international franchisees opened fourteen new Ruby Tuesday restaurants while seven were closed.
•

Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $411,968,000 and $471,642,000 for fiscal 2008 and 2007, respectively. Fiscal 2008 sales at franchise restaurants decreased due to the acquisition of our West Palm Beach and Michigan franchisees and the lower same-restaurant sales.

•	Total capital expenditures, excluding those related to the remodel initiative, were $59.9 million for fiscal year 2008.
•	Capital expenditures related to the Company’s remodel initiative were $57.0 million for the fiscal year.
•	The tax rate represented a benefit of 11.3%, versus a prior year expense of 30.8%, primarily due to the impact of credits applied to a lower level of pretax income.

Fiscal Year 2009 Guidance

•

New restaurant development. We plan on opening four Company-owned restaurants, two of which were originally scheduled to open in fiscal 2008. We also expect to close approximately 15 Company-owned restaurants due primarily to lease expirations. Our domestic and international franchisees plan on opening approximately 20 restaurants.

•

Same-restaurant sales are expected to decline at a rate in the low to mid-single digits for the year, improving sequentially throughout the year. We expect first quarter same-restaurant sales to be down 8-9%.

•

Restaurant operating margins are anticipated to be down marginally, reflecting higher labor and other operating costs that are partially offset by lower food costs. We expect purchasing agreements currently in place and cost savings initiatives to result in the lower year-to-year food costs, although they are projected to be higher as a percentage of sales than in the fourth quarter of fiscal 2008.

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•

Other expenses. Depreciation is projected in the $79-$83 million range and selling, general, and administrative expenses are targeted to be down 10-15% from a year earlier. The advertising component of SG&A is budgeted to be down nearly $18 million. Interest expense is projected to be $36-$38 million and the tax rate is estimated to be 10-20%. Fully diluted shares outstanding are estimated to be approximately 53 million for the year.

•	Earnings per share for the year are projected to be in the $0.50-0.70 range.

In closing, Mr. Beall said, “We feel good about how the Ruby Tuesday brand is positioned and how we are executing at the restaurant level. Our guests clearly like what we are doing. Quality is up, value is up, and sales are trending slightly better. We believe that we are in position to increase sales, profits, cash flow, and long-term shareholder value. We invite you to visit the new Ruby Tuesday, fresher, better.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 13 foreign countries. As of June 3, 2008, the Company-owned and operated 721 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 170 and 54 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

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For more information, contact:

Steve Rockwell	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2008

(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			52 Weeks		52 Weeks
	Ended		Ended			Ended		Ended
	June 3,	Percent	June 5,	Percent	Percent	June 3,	Percent	June 5,	Percent	Percent
	2008	of Revenue	2007	of Revenue	Change	2008	of Revenue	2007	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 338,309	99.1	$ 352,893	98.9		$ 1,346,721	99.0	$ 1,395,212	98.9
Franchise revenue	3,042	0.9	3,916	1.1		13,583	1.0	15,015	1.1
Total revenue	341,351	100.0	356,809	100.0	(4.3)	1,360,304	100.0	1,410,227	100.0	(3.5)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	91,722	27.1	94,198	26.7		370,693	27.5	375,836	26.9
Payroll and related costs	112,274	33.2	111,183	31.5		446,910	33.2	431,456	30.9
Other restaurant operating costs	68,583	20.3	65,154	18.5		275,579	20.5	253,462	18.2
Depreciation and amortization	20,824	6.2	20,576	5.8		93,845	7.0	77,351	5.5
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	37	0.0	(210)	(0.1)		288	0.0	5,812	0.4
Selling, general and administrative, net	26,784	7.8	25,104	7.1		114,403	8.4	112,619	8.0
Equity in (earnings) losses of unconsolidated franchises	(41)	0.0	702	0.2		3,535	0.3	1,328	0.1
Total operating costs and expenses	320,183		316,707			1,305,253		1,257,864

Earnings before Interest and Taxes	21,168	6.2	40,102	11.3	(47.2)	55,051	4.0	152,363	10.8	(63.9)

Interest expense, net	7,524	2.2	6,306	1.8		31,352	2.3	19,965	1.4

Pre-tax Profit	13,644	4.0	33,796	9.5	(59.6)	23,699	1.7	132,398	9.4	(82.1)

(Benefit)/Provision for income taxes	(286)	(0.1)	9,062	2.5		(2,678)	(0.2)	40,730	2.9

Net Income	$ 13,930	4.1	$ 24,734	6.9	(43.7)	$ 26,377	1.9	$ 91,668	6.5	(71.2)

Earnings Per Share:
Basic	$ 0.27		$ 0.46		(41.3)	$ 0.51		$ 1.60		(68.1)
Diluted	$ 0.27		$ 0.46		(41.3)	$ 0.51		$ 1.59		(67.9)
Shares:
Basic	51,381		53,757			51,572		57,204
Diluted	51,420		54,150			51,688		57,633

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2008
(Amounts in thousands)

	June 3,	June 5,
CONDENSED BALANCE SHEETS	2008	2007
Assets
Cash and Short-Term Investments	$16,032	$25,892
Accounts and Notes Receivable	10,515	14,773
Inventories	21,323	20,032
Income Tax Receivable	7,708	-
Deferred Income Taxes	4,525	5,239
Assets Held for Disposal	24,268	20,368
Prepaid Rent and Other Expenses	20,538	15,551

Total Current Assets	104,909	101,855

Property and Equipment, Net	1,088,356	1,033,336
Goodwill, Net	18,927	16,935
Notes Receivable, Net	1,884	9,212
Other Assets	57,140	68,918

Total Assets	$1,271,216	$1,230,256

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$17,301	$1,779
Income Tax Payable	-	5,730
Other Current Liabilities	97,852	117,258
Long-Term Debt, including Capital Leases	588,142	512,559
Deferred Income Taxes	27,422	37,507
Deferred Escalating Minimum Rents	42,450	39,824
Other Deferred Liabilities	66,531	76,273

Total Liabilities	839,698	790,930

Shareholders' Equity	431,518	439,326

Total Liabilities and
Shareholders' Equity	$1,271,216	$1,230,256